U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

           STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   CARSON, DAVID E. A.
--------------------------------------------------------------------------------
   (Last)                (First)                 (Middle)

                         C/O UIL HOLDINGS CORPORATION
                               157 CHURCH STREET
--------------------------------------------------------------------------------
                                    (Street)

   NEW HAVEN             CT                      06510
--------------------------------------------------------------------------------
   (City)                (State)                 (Zip)

--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   UIL HOLDINGS CORPORATION - UIL
--------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

   ###-##-####
--------------------------------------------------------------------------------
4. Statement for Month/Day/Year

   04/28/2003
--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

================================================================================

* If the Form is filed by more than one reporting person, see Instruction
  4(b)(v).

--------------------------------------------------------------------------------
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               6.
                                                                4.                              5.             Owner-
                                       2A.                      Securities Acquired (A) or      Amount of      ship
                                       Deemed     3.            Disposed of (D)                 Securities     Form:     7.
                          2.           Execution  Transaction   (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                          Transaction  Date,      Code          ----------------------------    Owned          (D) or    Indirect
1.                        Date         if any     (Instr. 8)               (A)                  Following      Indirect  Beneficial
Title of Security         (Month/      (Month/    ------------  Amount      or     Price        Reported       (I)       Ownership
(Instr. 3)                Day/Year)    Day/Year)  Code     V               (D)                  Transaction(s) (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK              04/01/03                              20.000     A       $35.292      1,004.000      D
COMMON STOCK              04/01/03                              3.850      A       $35.292      195.190        I         By Spouse
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

--------------------------------------------------------------------------------
FORM 4 (continued)

--------------------------------------------------------------------------------
 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
            2.                                                                                            Deriv-     Form of
            Conver-                           5.                               7.                         ative      Deriv-  11.
            sion                              Number of                        Title and Amount           Secur-     ative   Nature
            or               3A.              Derivative     6.                of Underlying     8.       ities      Secur-  of
            Exer-            Deemed   4.      Securities     Date              Securities        Price    Bene-      ity:    In-
            cise    3.       Execut-  Trans-  Acquired (A)   Exercisable and   (Instr. 3 and 4)  of       ficially   Direct  direct
            Price   Trans-   tion     action  or Disposed    Expiration Date   ----------------  Deriv-   Owned      (D) or  Bene-
1.          of      action   Date,    Code    of(D)          (Month/Day/Year)           Amount   ative    Following  In-     ficial
Title of    Deriv-  Date     if any   (Instr. (Instr. 3,     ----------------           or       Secur-   Reported   direct  Owner-
Derivative  ative   (Month/  (Month/  8)      4 and 5)       Date     Expira-           Number   ity      Trans-     (I)     ship
Security    Secur-  Day/     Day/     ------  ------------   Exer-    tion              of       (Instr.  actions    (Instr. (Instr.
(Instr. 3)  ity     Year)    Year)    Code V  (A)    (D)     cisable  Date     Title    Shares   5)       (Instr. 4) 4)      4)
------------------------------------------------------------------------------------------------------------------------------------
*Phantom    1 for 1                                                            Common                     16,075.088 D
Stock                                                                          Stock
Units (1)
Phantom     $35.800 04/25/03          A       27.933
Stock
Units
Phantom     $35.825 04/28/03          A       27.913                                                      16,130.934
Stock
Units
Stock       $43.218                                          03/22/00 03/22/09 Common   1,500             1,500      D
Options     75                                                                 Stock
(right to
buy)
Stock       $43.218                                          03/22/01 03/22/09 Common   1,500             1,500      D
Options     75                                                                 Stock
(right to
buy)
Stock       $43.218                                          03/22/02 03/22/09 Common   1,500             1,500      D
Options     75                                                                 Stock
(right to
buy)
Stock       $39.406                                          03/27/01 03/27/10 Common   1,500             1,500      D
Options     25                                                                 Stock
(right to
buy)
Stock       $39.406                                          03/27/02 03/27/10 Common   1,500             1,500      D
Options     25                                                                 Stock
(right to
buy)
Stock       $39.406                                          03/27/03 03/27/10 Common   1,500             1,500      D
Options     25                                                                 Stock
(right to
buy)
Stock       $45.175                                          03/26/02 03/26/11 Common   1,500             1,500      D
Options     00                                                                 Stock
(right to
buy)
Stock       $45.175                                          03/26/03 03/26/11 Common   1,500             1,500      D
Options     00                                                                 Stock
(right to
buy)
Stock       $45.175                                          03/26/04 03/26/11 Common   1,500             1,500      D
Options     00                                                                 Stock
(right to
buy)
Stock       $56.605                                          03/25/03 03/25/12 Common   1,500             1,500      D
Options     00                                                                 Stock
(right to
buy)
Stock       $56.605                                          03/25/04 03/25/12 Common   1,500             1,500      D
Options     00                                                                 Stock
(right to
buy)
Stock       $56.605                                          03/25/05 03/25/12 Common   1,500             1,500      D
Options     00                                                                 Stock
(right to
buy)
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) *Phantom Stock Units were accrued pursuant to The United Illuminating Company Non-Employee Directors' Common Stock and Deferred Compensation Plan and are to be converted to common stock upon retirement.



                                      UIL HOLDINGS CORPORATION

Date: 04/29/2003                      /s/ SUSAN E. ALLEN
                                      ------------------------------------------
                                      ** Signature of Reporting Person

                                      Name:  SUSAN E. ALLEN
                                             06-1541045

                                      Title: Corporate Secretary
                                             (Attorney-in-fact/already on file
                                             with the Commission)


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.